Consulting Agreement


     THIS AGREEMENT made this 15th day of December, 1998, between Powerhouse Technologies, Inc., and its subsidiary corporations, 2311 South 7th Ave., Bozeman, MT 59715 (collectively the "Company"), and Patricia Becker, 1800 Wincanton Drive, Las Vegas, NV 89134 ("Consultant").

     The parties agree as follows:

Section 1:     Scope of Work.      Consultant shall:

          A) Serve as the Chairman of the Compliance Committee of the Company, and otherwise to provide advice and assistance to the Company on matters of regulatory compliance and such other matters as requested by the President and CEO of the Company.

Section 2:     Compensation.

          A) In consideration of Consultant's performing services hereunder, the Company shall pay Consultant an annual fee of $100,000 for chairing the Compliance Committee and for related activities. The annual fee is payable in equal monthly installments within twenty
               (20) days after the end of each calendar month during the term hereof.

          B) In addition, Consultant shall receive $1,000 per day for each day of services in assisting the Company in other agreed specific assignments. Consultant shall submit a monthly invoice with a description of the services rendered during the preceding month.

          C) The Company shall reimburse Consultant's actual expenses incurred in carrying out the activities described in Section 1 above, including costs of travel, post charges, and printing costs. Consultant shall provide the Company with appropriate documentation to support each expense payable within 15 days after the end of each month. Such reimbursement of expenses shall be in accordance with existing Company policy. Rather than phone actuals, an allowance of $15 per month may be charged.

Section 3:     Term.

               The term of this Agreement shall be one year commencing January 16, 1999, and terminating on January 15, 2000. Notwithstanding the foregoing, either party may terminate this agreement for any reason during the term, upon 90 days written notice of intent to terminate to the other party.

Section 4: During the term hereof, Consultant agrees to use her best efforts, skill, knowledge and experience in the performance of the services hereunder; and Consultant will not directly or indirectly maintain any business or financial interests, or engage in any business or financial activities, or perform similar type services as provided hereunder which conflict with the interests of the Company. Consultant also agrees not to disclose, either during the term hereof or thereafter, any unpublished or confidential proprietary information concerning the business of the Company

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               obtained by Consultant hereunder.

Section 5:

          A) It is understood that Consultant will perform services hereunder as an independent contractor, and not as an employee, agent or legal representative of the Company for any purpose.

          B)   This agreement is not assignable by Consultant.

          C) Nothing in this Agreement shall prejudice or alter the rights of either party under any other valid existing or future agreements between these parties.

Section 6. Consultant hereby acknowledges that she has received and read the Company's Code of Conduct and agrees to abide by its provisions.

Section 7. It is understood that the Consultant's services to be provided hereunder shall be separate and distinct from Consultant's duties and responsibilities as a member of the Board of Directors of the Company.

Section 8. Consultant understands that: (i) the Company and its directors, officers, employees and consultants are subject to investigation and regulation by governmental regulatory agencies; (ii) Consultant's engagement hereunder is subject to review and approval by the Company's Compliance Committee; and (iii) Consultant's engagement hereunder is subject to the maintenance in good standing of its status with such agencies.

Section 9. This Agreement shall not be modified except in writing signed by both parties hereto.

Section 10. This Agreement shall be governed by the laws of Montana and the parties agree to submit to the exclusive jurisdiction of the courts of that state.




CONSULTANT                                         POWERHOUSE TECHNOLOGIES, INC.


/S/ Patricia Becker                          By:  /S. Susan J. Carstensen
--------------------------                        ------------------------------
Patricia Becker                              Title: CFO
                                                    ----------------------------




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